UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2022

Venture Lending & Leasing IX, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-01253	82-2040715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

 (Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 13, 2022, Venture Lending & Leasing IX, Inc. (the “Fund”) entered into a new investment management agreement (the “New Agreement”), by and between the Fund and Westech Investment Advisors LLC, a California limited liability company (“WTI”), that replaces the current investment management agreement entered into between the Fund and WTI (the “Current Agreement”).

The Fund entered into the New Agreement in connection with the closing of the transaction contemplated by the previously disclosed Sale and Purchase Agreement, dated August 25, 2022 (the “Purchase Agreement”), by and among P10 Intermediate Holdings LLC, a Delaware limited liability company (the “Buyer”), P10, Inc., a Delaware corporation (“P10”), WTI, Westech Investment Management, Inc., a California corporation, Maurice C. Werdegar, David R. Wanek, the Bonnie Sue Swenson Survivors Trust and Jay L. Cohan (each a “Seller” and collectively, the “Sellers”), and David R. Wanek in his capacity as the seller representative as set forth in the Purchase Agreement, pursuant to which the Buyer acquired all of the issued and outstanding membership interests of WTI on October 13, 2022 (the “Transaction”).  The closing of the Transaction constituted a change of control of WTI which caused the Current Agreement to terminate. The terms of the New Agreement are the same as those of the Current Agreement, including the same fee rates, except for the commencement and renewal dates.

The New Agreement is further described in the definitive proxy statement filed by the Company on September 9, 2022.

The foregoing description of the New Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Agreement, a copy of which is filed herewith as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information required by this Item 1.02 and contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01.	Change in Control of Registrant.

WTI is the investment manager of the Fund, and as such may be deemed a controlling person of the Fund.  In addition, WTI may also be deemed a controlling person of the Fund because WTI is the managing member of Venture Lending & Leasing IX GP, LLC, the managing member of Venture Lending & Leasing IX, LLC (the “LLC”), the record holder of 100% of the common shares, $0.001 par value (the “Shares”) of the Fund.  Insofar as consummation of the Transaction constitutes a change of control of WTI, it may also be deemed a change of control of the Fund.

The purchase price paid at the closing of the Transaction, consisted of $97,000,008 in cash and an aggregate of approximately 3,916,666 units representing limited liability company interests of the Buyer (“Buyer Units”) which, subject to certain conditions, can be exchanged into 3,916,666 shares of P10 common stock, following applicable restrictive periods. In addition, certain Seller recipients are eligible to receive additional consideration (which may be in the form of cash or Buyer Units, subject to certain restrictions) (“Earn-Out Payments”) upon WTI’s achievement of certain earn-out milestones pursuant to the Purchase Agreement.

P10 also granted options to acquire 1,000,000 shares of P10’s common stock in the aggregate to induce certain Seller recipients to continue their employment with P10 and its subsidiaries at and following closing and additional options to acquire 3,000,000 shares of P10’s common stock in the aggregate to continuing employees who are not Sellers, with such options cliff vesting on the date that is five years following the grant date, with a per share exercise price equal to the value of a share of P10’s common stock on the grant date.

P10 used available cash and borrowings under its Credit Agreement initially dated as of December 22, 2021 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”) with the guarantors party thereto from time to time, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent to fund the cash portion of the purchase price.

The information required by this Item 5.01 and contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Investment Management Agreement, dated October 13, 2022, by and between Venture Lending & Leasing IX, Inc. and Westech Investment Advisors LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING IX, INC.
(Registrant)

By:	/s/ Jared S. Thear
Jared S. Thear
Chief Financial Officer

Date: October 18, 2022